Exhibit 99.5

Execution Version

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of May 8, 2015 by and among:

(1)         Tuniu Corporation, a company incorporated in the Cayman Islands (the “Company”); and

(2)         Fabulous Jade Global Limited, a company organized under the laws of the British Virgin Islands (the “Purchaser”).

The Purchaser and the Company are sometimes each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, upon the terms and conditions of this Agreement and the Transaction Documents (as defined below), the Company desires to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, certain Class A ordinary shares (“Ordinary Shares”) of the Company in a private placement exempt from registration pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (“Regulation S” and the “Securities Act,” respectively);

WHEREAS, pursuant to the terms and conditions of this Agreement, as part of the consideration for the sale and purchase of the Ordinary Shares, the Company and the Purchaser (or its affiliate) each desires to enter into a Business Cooperation Agreement, substantially in the form set forth in Exhibit A attached herein (“BCA”) and an Investor Rights Agreement, substantially in the form set forth in Exhibit B attached herein (“IRA” and, together with this Agreement, the BCA, the exhibits attached hereto and thereto, and all the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing, the “Transaction Documents”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser agrees to purchase, and the Company agrees to sell and issue to the Purchaser, that number of shares of Ordinary Shares, free and clear of all liens or Encumbrances as defined below (except for restrictions arising under the Securities Act or created by virtue of this Agreement, including the lock-up provision in Section 3.1 below), for the amount and types of considerations set forth opposite the Purchaser’s name on Schedule I hereto (including, in addition to cash consideration, consideration in the form of business cooperation pursuant to the terms and conditions set forth in the BCA). The shares of Ordinary Shares issued to the Purchaser pursuant to this Agreement shall be referred to herein as the Purchased Shares.  Each of the parties acknowledges and agrees that the consideration provided for in this Section 1.1 represents fair consideration and reasonable equivalent value for the issue of the Purchased Shares and the transactions, covenants and agreements set forth in this Agreement, which consideration was agreed upon as the result of arm’s-length good faith negotiations between the parties and their respective representatives.

Section 1.2 Closing.

(a) Closing.  Subject to Section 1.3, the closing (the “Closing”) of the sale and purchase of the Purchased Shares pursuant to Section 1.1 shall take place remotely via the electronic exchange of the closing documents and signatures (followed by prompt delivery of the originals therefor) on May 22, 2015 or such other time as the Parties may mutually agree upon.  The date and time of the Closing are referred to herein as the “Closing Date.”

(b)  Payment and Delivery.  At the Closing:

(i) the Purchaser shall (A) pay and deliver, or cause to be paid and delivered, the total cash consideration set forth in Schedule I hereto to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to such bank account designated in writing by the Company to the Purchaser at least three business days prior to the Closing; (B) deliver or cause to be delivered to the Company the BCA, duly and validly executed by the Purchaser (or its affiliate), as partial consideration for the Purchaser’s purchase of the Purchased Shares and (C) deliver or cause to be delivered to the Company all Transaction Documents and all documents expressly required under the Transaction Documents to be delivered by the Purchaser at Closing, duly and validly executed, as applicable; and

(ii) the Company shall (A) deliver to the Purchaser the BCA, duly and validly executed by the Company; (B) deliver a duly executed share certificate in original form, registered in the name of the Purchaser, together with a certified true copy of the register of members of the Company, evidencing the Purchased Shares being issued and sold to the Purchaser and a certified true copy of the register of directors of the Company, evidencing the director nominated by the Purchaser being appointed as a director of the board of directors of the Company and (C) deliver or cause to be delivered to the Purchaser all Transaction Documents and all documents required under the Transaction Documents to be delivered by the Company at Closing, duly and validly executed, as applicable.

(c) Restrictive Legend. Each certificate representing the Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, AND IN THE CASE OF CLAUSE (2), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE 40 DAYS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER OR SELL THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 1.3 Closing Conditions.

(a) Conditions to Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(i) All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchased Shares hereunder and any other transactions contemplated under the Transaction Documents shall have been completed.

(ii) The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect (as defined below), true and correct in all respects) on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or any third party or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company.

(iv) The Company shall have approved the appointment of a director nominated by the Purchaser to the board of directors of the Company, which shall be effective upon the Closing.

(b) Conditions to Company’s Obligations to Effect the Closing. The obligation of the Company to issue and sell the Purchased Shares to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i) All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares hereunder and any other transactions contemplated under  the Transaction Documents shall have been completed.

(ii) The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date.

(iii) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other Transaction Document that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement or any other  Transaction Document that are substantial in relation to the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.  Each Subsidiary (as defined below) has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted and as described in the SEC Documents (as defined below).

(b) Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and other Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. The Transaction Documents have all been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Without limiting the generality of the foregoing, as of the Closing, no approval by the shareholders of the Company is required in connection with this Agreement or other Transaction Agreements, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, except for those that have been obtained, waived or exempted on or prior to such Closing.

(d) Capitalization.

(i) All outstanding shares of capital stock of the Company and all outstanding shares of capital stock or other securities or ownership interests of each of the Company’s subsidiaries and consolidated affiliates (each a “Subsidiary” and collectively “Subsidiaries”) are duly authorized, validly issued, fully paid and non-assessable and have been issued and granted in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable contracts, without violation of the preemptive rights, rights of first refusal or other similar rights, and all such shares or other securities or ownership interests in any Subsidiaries are owned, directly or indirectly, by the Company free and clear of any liens, except with respect to the Company’s consolidated affiliates, over which the Company effects control pursuant to contractual arrangements. “Securities Laws” means the Securities Act , the United States Exchange Act of 1934, as amended (the “Exchange Act”), the listing rules of, or any listing agreement with the NASDAQ and any other applicable law regulating securities or takeover matters. Schedule II of this Agreement sets forth the share capital of the Company as of the date hereof, which shall include the authorized and outstanding shares of capital stock of the Company, including Class A and Class B ordinary shares, as well as the issued and outstanding options and restricted shares of the Company. Except as set forth in the SEC Documents or as otherwise disclosed to the Purchaser or awards granted pursuant to the Company’s share incentive plans disclosed in the SEC Documents filed with or furnished to the SEC before April 30, 2015, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. All issued and outstanding Class A and Class B ordinary shares  of the Company are validly issued, fully paid and non-assessable and are free of preemptive rights, and the American depositary shares of the Company (the “ADSs”) representing the Class A ordinary shares of the Company are duly listed and admitted and authorized for trading on the NASDAQ.

(ii) Except as set forth above in this Section 2.1(d) or in the SEC Documents , there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iii) Except as disclosed in the SEC Documents, there are no registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights or other similar rights with respect to the securities of the Company or any Subsidiaries that have been granted to any Person.

(iv) The rights of the Ordinary Shares to be issued to the Purchaser are as stated in the Fifth Amended and Restated Memorandum and Articles of Association of the Company as set out in the exhibit 3.2 of the Registration Statement.

(e) Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, title defect, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature (collectively the “Encumbrances”), except for restrictions arising under the Securities Act or created by virtue of this Agreement (including the lock-up provision in Section 3.1 below) and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares.

(f) Non-contravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or any of the Transaction Documents or the right of the Company to enter into this Agreement or any of the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(g) Consents and Approvals. Neither the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of any of the transactions contemplated hereby and thereby, nor the performance by the Company of this Agreement or any other Transaction Document in accordance with their respective terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date. The Company, including all controlled entities within the meaning of the rules under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, does not hold any assets located in the U.S. and did not make aggregate sales in or into the U.S. of over US$75.9 million in its most recent fiscal year.

(h) Compliance with Laws. The business of the Company or its Subsidiaries is not being conducted, and has not been conducted at any time during the five years prior to the date hereof, in violation of any law or government order applicable to the Company (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, and other anti-bribery laws or government order of applicable jurisdictions) except for violations which do not and would not have a Material Adverse Effect. Except as disclosed in the SEC Documents, the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) that are required in order to carry on their business as presently conducted, except where the failure to have such Permits would not have a Material Adverse Effect.  Except as disclosed in the SEC Documents, all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, except where such absence, suspension or cancellation would not have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, assets, liabilities, results of operations, business, operations, or prospects  of the Company or its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) the public disclosure of the transactions contemplated under any of the Transaction Documents in accordance with the terms of such documents, (y) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting the Company or its Subsidiaries), or (z) changes in general economic and market conditions (to the extent not materially disproportionately affecting the Company or its Subsidiaries); or (ii) the ability of the Company to consummate the transactions contemplated by the Transaction Documents and to timely perform its material obligations under the Transaction Documents.

(i) SEC Matters; Financial Statements.

(i) SEC Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). None of the Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing or furnishing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, each of the SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective SEC Documents, and, none of the SEC Documents, at the time they were filed or furnished, effected or amended (as the case may be), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information contained in the SEC Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the SEC Documents or to be filed as exhibits to the SEC Documents which have not been so described, disclosed or filed. The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ. The Company and its Subsidiaries have taken no action designed to, or reasonably likely to have the effect of, delisting its ADSs from the NASDAQ. The Company has not received any notification that the SEC or the NASDAQ is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto). The Company is in compliance with the Sarbanes-Oxley Act of 2002 in all material respects.

(ii) The financial statements (including any related notes) contained in the SEC Documents (collectively, the “Company Financial Statements”): (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.

(iii) The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2014, there has been no change to the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.

(iv) Since December 31, 2014, there has been no material adverse change to the “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company as disclosed in the SEC Documents.

(v) Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement, arrangement or undertaking (including any contract, agreement, arrangement or undertaking relating to any transaction or relationship between or among one or more of the Company and/or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract, agreement, arrangement or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Documents.

(vi) No Undisclosed Liabilities.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred or undertaken any liabilities or obligations, whether direct or indirect, liquidated or contingent, matured or un-matured, or entered into any transactions, including any acquisition or disposition of any business or asset, other than (A) liabilities or obligations disclosed and provided for in the Company Financial Statements or in the notes thereto, (B) liabilities or obligations that have been incurred by the Company or its Subsidiaries since December 31, 2014 in the ordinary course of business or (C) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement.

(j) Investment Company.  The Company is not and, after giving effect to the issuance and sale of the Purchased Shares, the consummation of the issuance and sale and the application of the proceeds hereof and thereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(k) Regulation S.  No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its affiliates or any person acting on its behalf with respect to any Purchased Shares that are not registered under the Securities Act; and none of such persons has taken any actions that would result in the sale of the Purchased Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).  Assuming the accuracy of the representations and warranties set forth in Section 2.2, it is not necessary in connection with the issuance and sale of the Purchased Shares to register the Purchased Shares under the Securities Act or to qualify or register the Purchased Shares under applicable U.S. state securities laws.

(l) Events Subsequent to Most Recent Fiscal Period. Since December 31, 2014 until the date hereof and to the Closing Date, there has not been any events that, to the Company’s knowledge, will have a Material Adverse Effect.

(m) Litigation. There are no actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings by or against the Company or its Subsidiaries or against any officer, director or employee of the Company or any of its Subsidiaries in their capacities as such or affecting the business or any of the assets of the Company or its Subsidiaries pending before any governmental authority, or, to the Company’s knowledge, threatened to be brought by or before any governmental authority, that would have a Material Adverse Effect.

(n) Solicitation. Neither the Company nor any person acting on its behalf has offered or sold the Purchased Shares by any form of general solicitation or general advertising or directed selling efforts.

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a) Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b) Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and other Transaction Documents and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c) Valid Agreement. The Transaction Documents have all been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or other Transaction Documents or the right of the Purchaser to enter into this Agreement or other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(e) Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement or other Transaction Documents, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreement or any other Transaction Document in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f) Status and Investment Intent.

(i) Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii) Purchase Entirely for Own Account. The Purchaser is acquiring the Purchased Shares that it is purchasing pursuant to this Agreement for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii) Solicitation. The Purchaser was not identified or contacted through the marketing of the Purchase Shares.  The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts.

(iv) Restricted Securities. The Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(v) Not U.S. Person. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(vi) Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Purchased Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S.  The Purchaser is acquiring the Purchased Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

ARTICLE III

COVENANTS

Section 3.1 Lock-up.  The Purchaser agrees that it will not, during the period commencing on the date hereof and ending six months after the Closing Date (the “Lock-Up Period”), (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchased Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Purchased Shares.  The Purchaser further understands that the provisions of this Section 3.1 shall be binding upon the Purchaser’s legal representatives, successors and assigns.

Section 3.2 Distribution Compliance Period.  The Purchaser agrees not to resell or transfer any Purchased Shares within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the 40 days following the Closing Date.

Section 3.3 Further Assurances. From the date of this Agreement until the Closing Date, (i) the Parties shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, and (ii) the Company shall, and shall cause each of its Subsidiaries to (x) conduct its business and affairs in the ordinary course of business consistent with past practice, (y) not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue at, or as of any time before, the Closing Date.

Section 3.4 FPI Exemption. The Company shall promptly, after the date hereof and reasonably prior to the Closing, take all necessary or desirable actions required to duly and validly rely on the exemption for foreign private issuers (“FPI Exemption”) from applicable rules and regulations of the NASDAQ with respect to corporate governance to rely on “home country practice” in connection with the transactions contemplated hereunder (including an exemption from any NASDAQ rules that would otherwise require seeking shareholder approval in respect of such transactions), including, without limitation, making all necessary notices and filings to or with the NASDAQ and obtaining an adequate opinion of counsel in respect of the home country practice exemption.  The Company shall provide to the Purchaser a copy of any material written communication relevant to the FPI Exemption.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. The Company and the Purchaser (each an “Indemnifying Party”) shall each indemnify and hold the other Party and its respective directors, officers and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (i) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or other Transaction Documents or in any schedule or exhibit hereto or thereto; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement or other Transaction Documents for reasons other than gross negligence or willful misconduct of such Indemnified Party.  In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Section 4.2 Third Party Claims.

(a) If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article IV, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. Notwithstanding the foregoing, no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay.

(b) Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party (other than immaterial equitable relief in connection with an award of monetary damages), (iii) the Third Party Claim is or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 4.1 or (iv) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this ARTICLE IV.  If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 4.2(b), the Indemnifying Party shall conduct such defense in good faith.

(c) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 4.2(b).

(d) In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30 days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 4.3 Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 4.4 Cap. Notwithstanding the foregoing and other than with respect to fraud, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Investment Amount as set forth on Schedule I attached hereto.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the Party making such representations and warranties on or prior to such second anniversary, and (ii) the Company’s representations contained in Section 2.1(a), (b), (c), (d), (e), (f) and (g) hereof, each of which shall survive indefinitely.

Section 5.2 Governing Law; Arbitration.  This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force.  There shall be three arbitrators.  Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 5.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 5.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 5.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party, except that the Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of the Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 5.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:	The addresses set forth in Schedule I hereto.

If to the Company, at:	Tuniu Corporation
Tuniu Building, No. 699-32
Xuanwudadao, Xuanwu District
Nanjing, Jiangsu Province 210042
People’s Republic of China
Attn: Chief Financial Officer

Any Party may change its address for purposes of this Section 5.6 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 5.7 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and the other Transaction Documents.

Section 5.8 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9 Fees and Expenses. Except as otherwise provided in this Agreement, each of the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors..

Section 5.10 Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement and other Transaction Documents or the transactions contemplated hereby and thereby.  Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information.

Section 5.11 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.12 Termination. In the event that the Closing shall not have occurred by May 30, 2015, this Agreement shall be terminated unless the Parties mutually agree to renegotiate; except for the provisions of Sections 5.10, which shall survive any termination under this Section 5.12; provided, that no termination of this Agreement shall relieve any Party hereto of liability for any breach of this Agreement prior to such termination.

Section 5.13 No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 5.14 Headings.  The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.15 Execution in Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 5.16 Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

TUNIU CORPORATION

By:	/s/ Dunde YU
Name:	Dunde YU
Title:	CEO

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

PURCHASER

FABULOUS JADE GLOBAL LIMITED

By:	/s/ Qiangdong LIU
Name:	Qiangdong LIU
Title:

SCHEDULE I

PURCHASER

Purchaser	Investment Amount	Ordinary Shares to be Purchased(1)	Notice Address
Fabulous Jade Global Limited, a British Virgin Islands company

US$350 million, consisting of (i) $250,000,000 in cash and (ii)  $100,000,000 in contribution of certain business resources, as outlined in the Business Cooperation Agreement in Schedule II attached herein

		65,625,000 Class A ordinary shares	10th Floor, Building A North Star Century Center 8 Beichen West Street Chaoyang District Beijing 100101, P.R. China

Schedule II

Authorized share capital as of the date of the Agreement

Class A Ordinary Shares	780,000,000
Class B Ordinary Shares	120,000,000
Ordinary Shares (Undesignated)	100,000,000
Total	1,000,000,000

Issued and outstanding share capital as of the date of the Agreement (fully diluted)

Class A Ordinary Shares	85,526,210
Class B Ordinary Shares	104,485,144
Outstanding options and restricted shares	24,033,049
Total	214,044,403

Exhibit A

Business Cooperation Agreement

Exhibit B

Investor Rights Agreement